NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:                     FOR IMMEDIATE RELEASE

Jerry Fleming, President
Food For Health Co., Inc.

Telephone: (602) 269-2371
Facsimile:   (602) 278-1630

              Food For Health Acquires Akin's Natural Foods Market
              ----------------------------------------------------

Phoenix, AZ, September 16, 1999   Food For Health Company, Inc., a wholly-
owned subsidiary of AMCON Distributing Company (NASDAQ: DIST), announced today that it has completed the acquisition of all of the outstanding stock of Health Food Associates, Inc. (dba Akin's Natural Foods Market) for an undisclosed price.

Akin's Natural Foods Market, first established in 1935 and headquartered in Tulsa, is a highly acclaimed chain of six health and natural product retail stores, all offering an extensive selection of natural supplements and herbs, dairy products, delicatessen items and organic produce. Akin's has locations in Tulsa (2 stores) and Oklahoma City, Oklahoma; Lincoln, Nebraska; Springfield, Missouri; and Topeka, Kansas.

Earlier this year, Food For Health announced its acquisition of Chamberlin's Market and Cafe, an award winning chain of natural food stores headquartered in Orlando, Florida. Prior to that, Food For Health announced its acquisition of U.S. Health, a health food distribution company headquartered in Melbourne, Florida.

Food For Health Co., Inc., which primarily serves the western and southern United States, is a leading wholesale distributor of health and beauty care products, dairy and frozen foods, and organic produce. Food For Health has three facilities located in Texas, Arizona and Florida. Chamberlin Natural Foods, Inc., a wholly-owned subsidiary of Food For Health, operates six health and natural product retail stores in central Florida. Chamberlin's was designated last year by a trade publication as the number one health food retail chain in America. AMCON is a leading wholesale distributor of consumer products, with seven distribution centers in Kansas, Missouri (2), Nebraska, North Dakota, South Dakota and Wyoming.

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